Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-147975, 333-145742, 333-113899, 333-110248, 333-77068, 333-68342 and 33-46624) and Forms S-8 (Nos. 333-150944, 333-142745, 333-136705, 333-113914, 333-104711, 333-64552, 333-59842, 333-55822, 333-35730, 333-32460, 333-93591, 333-92159 and 333-87505) of SWK Holdings Corporation of our report (which contains an explanatory paragraph relating to the Company’s sale of substantially all of its assets, as described in Note 1 to the consolidated financial statements) dated March 29, 2011 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
March 29, 2011